                                                          CONTROL SHARE MEETING

                                 SCHEDULE 14A

                                  (RULE 14A)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                                     1934

  Filed by the Registrant [X]

  Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]Preliminary Proxy Statement

[_]Confidential, for Use of the Commission Only (as permitted by Rule 14a-
6(e)(2))

[_]Definitive Proxy Statement

[_]Definitive Additional Materials

[X]Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                          COMMERCIAL INTERTECH CORP.
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

     ---------------------------------------------------------------
   (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of filing fee (Check the appropriate box):

[_]$125 per Exchange Act Rules 0-11(c) (1) (ii), 14a-6(i) (1), 14a-6(i) (2) or
Item 22(a) (2) of Schedule 14A.

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[_]Fee computed on table below per Exchange Act Rules 14a-6(i) (4) and 0-11.

  (1) Title of each class of securities to which transaction applies:
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  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the
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  (4) Proposed maximum aggregate value of transaction:
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[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
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Contact: Bruce C. Wheatley             Jim Fingeroth/Ruth Pachman/
         Commercial Intertech          Andrea Bergofin
         330-740-8580                  Kekst and Company
                                       212-593-2655

                                                          FOR IMMEDIATE RELEASE

                COMMERCIAL INTERTECH BOARD DECLARES SPIN-OFF OF
                 FAST-GROWING CUNO FLUID FILTRATION SUBSIDIARY

  -- Key Element In Strategic Plan to Unlock Significant Shareholder Value --

       -- Full Benefit of Cuno Market Appreciation Potential Will Go To
           Commercial Intertech Shareholders, Not United Dominion --

Youngstown, Ohio: July 29, 1996--Commercial Intertech Corp. (NYSE: TEC) announced today that its Board of Directors has declared a dividend to Commercial Intertech common shareholders of 100 percent of the common stock of Cuno Incorporated, its fluid filtration and purification subsidiary. The new Cuno shares will be distributed on the basis of one common share of Cuno for each Commercial Intertech common share outstanding, payable to holders of record as of the close of business on August 9, 1996.

Paul J. Powers, Chairman of the Board and Chief Executive Officer of Commercial Intertech, said, "The spin-off of Cuno is a key step in our strategic plan to unlock value for Commercial Intertech shareholders, and fulfills the plan established earlier this year to separate Cuno from Commercial Intertech. Today's action will also ensure that our shareholders, rather than United Dominion Industries, Ltd., will realize the full benefits of Cuno's leading position in the worldwide fluid filtration business and its long-term growth potential."

Cuno has grown steadily over the last five years. Its revenues have increased from $131.0 million in fiscal 1991 to $162.7 million in fiscal 1995, and its operating income has risen from $5.9 million to $10.8 million over the same period. For the first six months of fiscal 1996 ended April 30, 1996, Cuno posted revenues of $86.1 million, up 11% from $77.3 the first six months of 1995, and operating income of $7.6 million, up 63% from $4.7 million in the prior year period.

Commercial Intertech also announced that it has entered into a new $190 million credit facility with a group of banks led by Mellon Bank, N.A. The new facility will provide funds for Cuno, and, among other purposes, completion of Commercial Intertech's previously announced 2.5 million share repurchase program, under which the company has repurchased approximately 1.9 million shares to date.

Commercial Intertech also announced that its Board of Directors today declared a regular quarterly cash dividend on Commercial Intertech's common stock of $.135 per share, payable September 13, 1996, to shareholders of record on August 30, 1996.

"The separation of Commercial Intertech and Cuno will provide our shareholders with the full benefit of the higher stock market multiple valuation for Cuno that is expected to result, and should enable each of the companies to realize their full potential as independent companies," Mr. Powers added. "We are very optimistic about the prospects of both companies. Commercial Intertech will concentrate on its core industrial businesses. Cuno is an outstanding company, with an excellent record and fine growth prospects. The Board of Directors and management of each of Commercial Intertech and Cuno will be focused on delivering superior value to shareholders in the long term."

Mr. Powers noted that the spin-off will permit each of the companies to establish compensation plans that relate directly to the performance of their respective businesses and will allow management of each company to focus better on the development of their respective businesses. In addition, Cuno's publicly traded common stock should provide an attractive currency for growth through future acquisitions.

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Cuno will be headquartered in Meriden, Connecticut, and will be lead by a strong, experienced management team: Paul J. Powers will be Chairman of the Board and Chief Executive Officer; Mark G. Kachur will be President and Chief Operating Officer; and Michael H. Croft and Ronald C. Drabik will both serve as Senior Vice Presidents. Robert W. Baird & Co. Incorporated, Clearly Gull Reiland & McDevitt Inc. and Goldman, Sachs & Co. have already indicated that their respective equity research departments expect to initiate coverage of Cuno following the spin-off.

The distribution of Cuno common stock to Commercial Intertech shareholders is expected to take place on the later of either August 19, 1996 or the earliest practicable date after approval of the Cuno common stock for trading on the NASDAQ national market and the commencement of trading. It is expected that Cuno's Form 10 Information Statement under the Securities Exchange Act relating to the spin-off will be filed today. The Form 10 contains detailed historical and pro forma financial information, and certain forward-looking information concerning Cuno. The distribution is also subject to there being in effect no injunction, order or ruling which prohibits or makes illegal the distribution.

In connection with the declaration of the spin-off dividend, the Commercial Intertech Board of Directors received opinions from tax counsel with respect to the tax-free nature of the spin-off. The Board of Directors understood that, if the company were to be acquired by United Dominion or other third parties following the spin-off, there was a significant risk that the spin-off could have adverse tax consequences to Commercial Intertech and certain shareholders. However, the Board concluded that Commercial Intertech should continue to implement its strategic plan, including the separation of Cuno from Commercial Intertech, given United Dominion's inadequate $30 per share tender offer.

Commenting on United Dominion's pending proxy and agent designation solicitations, Mr. Powers stated, "We will continue to resist vigorously any attempt by United Dominion to further its unsolicited tender offer. We will not be swayed by United Dominion's self-serving efforts to stampede our shareholders into accepting its clearly inadequate bid. We strongly urge shareholders not to take any action until they have received our materials, and not to execute any United Dominion proxy or agent designation at this time."

With eight manufacturing facilities in six countries, Cuno offers a full range of filtration and purification products to remove unwanted contaminants from fluid and gasses to three major market segments, including health care, fluid processing and potable water.

                                     # # #

The following is a list of the names and shareholdings of individuals who may be deemed to be "participants" in the solicitation of proxies or revocation of agent designations by Commercial Intertech in opposition to United Dominion and OAC's solicitation of proxies for a "control share" meeting and their solicitation of agent designations to call a special meeting (information with respect to shareholdings includes common shares, shares issuable pursuant to options exercisable within 60 days, and preferred shares): Paul J. Powers (329,041 shares); Mark G. Kachur (32,086 shares); Bruce C. Wheatley (34,714 shares); Hubert Jacobs van Merlen (13,103 shares); John Gilchrist (32,032 shares); William J. Bresnahan (300 shares); Charles B. Cushwa III (220,380 shares); William W. Cushwa (238,925 shares); John M. Galvin (5,750 shares); Richard J. Hill (10,397 shares); Neil D. Humphrey (6,635 shares); William E. Kassling (5,000 shares); Gerald C. McDonough (4,500 shares); C. Edward Midgley (10,000 shares); George M. Smart (2,750 shares); Don E. Tucker (136,855 shares); Robert A. Calcagni (58,463 shares); Gilbert M. Manchester (33,994 shares), and Steven J. Hewitt (23,880 shares).

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